Exhibit 5.6

Edward J. Heiser, Jr.

414-978-5503

eheiser@whdlaw.com

June 18, 2010

Global Crossing Limited

Wessex House

45 Reid Street

Hamilton HM12

Bermuda

Re:	Registration Statement on Form S-4 (File No. 333-167635)

$750,000,000 aggregate principal amount of 12% Senior Secured Notes due 2015

Ladies and Gentlemen:

We have acted as local Wisconsin and Michigan counsel for the direct and indirect subsidiaries of Global Crossing Limited (the “Issuer”) domiciled in Wisconsin and Michigan and identified on Annex I attached hereto (collectively, the “Wisconsin and Michigan Guarantors”) in connection with the filing of the Registration Statement on Form S-4 originally filed on the date hereof under Registration Number 333-167635 by the Issuer and its co-registrants listed therein (collectively and together with the Wisconsin and Michigan Guarantors, the “Guarantors,” and along with the Issuer, the “Credit Parties”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the Trust Indenture Act of 1939, as amended, as the same may be amended from time to time (the “Registration Statement”) relating to the proposed issuance of (a) $750,000,000 in aggregate principal amount of the Issuer’s 12% Senior Secured Notes due 2015 (the “New Notes”) and (b) the guarantees of the New Notes by the Guarantors pursuant to Article 11 of the Indenture referred to below (collectively, the “Guarantees”). The New Notes are to be issued and guaranteed pursuant to the terms of the Indenture filed as Exhibit 4.22 to the Registration Statement, as amended by the First Supplemental Indenture dated as of March 11, 2010 and filed as Exhibit 4.23 to the Registration Statement (as amended, the “Indenture”), among the Issuer, the Guarantors and Wilmington Trust FSB, as trustee. Upon the Registration Statement becoming effective under the Securities Act, the Issuer and the Guarantors will offer to exchange up to $750,000,000 in aggregate principal amount of New Notes and the related Guarantees for any and all of the Issuer’s outstanding 12% Senior Secured Notes due 2015 and the guarantees thereof by the Guarantors.

Global Crossing Limited

June 18, 2010

For the purpose of giving the opinions contained herein, we have examined and relied upon the following documents (the “Opinion Documents”):

a.	the Indenture, including the Guarantees of the Wisconsin and Michigan Guarantors set forth therein; and

b.	the Registration Statement.

In addition, we have examined such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Wisconsin and Michigan Guarantors, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers or representatives of the Wisconsin and Michigan Guarantors, as the case may be, and upon the representations and warranties of the Credit Parties, as the case may be, contained in the Opinion Documents.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. Based solely on certificate of the Wisconsin Department of Financial Institutions (the “DFI”), Global Crossing Telemanagement, Inc. (a) is a corporation existing under the laws of the State of Wisconsin, and (b) has filed its most recent required annual report, and has not filed articles of dissolution, with the DFI.

2. Based solely on certificates of the Michigan Department of Energy, Labor and Economic Growth, each of Global Crossing Local Services, Inc. and Global Crossing Telecommunications, Inc. (a) were validly incorporated as Michigan profit corporations, (b) are validly in existence under the laws of the State of Michigan, and (c) are corporations in good standing under the laws of the State of Michigan.

3. Each of the Wisconsin and Michigan Guarantors has all requisite corporate power and authority to execute and deliver the Indenture and to perform its obligations thereunder, including the Guarantees of the New Notes by each of the Wisconsin and Michigan Guarantors contained therein.

Global Crossing Limited

June 18, 2010

4. The execution, delivery and performance by each of the Wisconsin and Michigan Guarantors of the Indenture has been duly authorized by all necessary corporate action on the part of such Wisconsin and Michigan Guarantor.

5. Each of the Wisconsin and Michigan Guarantors has duly executed and delivered the Indenture.

The opinions expressed herein are limited to the laws of the States of Michigan and Wisconsin, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. Additionally, we express no opinion as to any federal or state securities laws.

The opinions expressed herein are rendered solely for your benefit and may also be relied upon by your special counsel, Latham & Watkins LLP, in connection with the filing of the Registration Statement and its opinion with respect to the validity of the securities being registered thereunder. We hereby consent to the filing of the opinions expressed herein as an exhibit to the Registration Statement and to the use of our name in the prospectus contained under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act 1933 or the rules and regulations of the Commission promulgated thereunder. Except as provided herein, these opinions may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our express written consent.

WHYTE HIRSCHBOECK DUDEK S.C.

By:
Edward J. Heiser, Jr.

ANNEX I

WISCONSIN AND MICHIGAN GUARANTOR	TYPE OF ENTITY AND STATE OF ORGANIZATION
Global Crossing Local Services, Inc.	Michigan corporation
Global Crossing Telecommunications, Inc.	Michigan corporation
Global Crossing Telemanagement, Inc.	Wisconsin corporation

ANNEX I

WISCONSIN AND MICHIGAN GUARANTOR	TYPE OF ENTITY AND STATE OF ORGANIZATION
Global Crossing Local Services, Inc.	Michigan corporation
Global Crossing Telecommunications, Inc.	Michigan corporation
Global Crossing Telemanagement, Inc.	Wisconsin corporation